  $25 Million Stock Repurchase Program Approved

by Reading International, Inc.

Los Angeles, California – Monday, March 6, 2017 – Reading International, Inc. (“Reading”) (NASDAQ: RDI) today announced that its Board of Directors has authorized a stock repurchase program to repurchase up to $25 million of Reading’s Non-Voting Common stock.

"This new stock repurchase program reinforces the Board’s commitment to delivering stockholder value and underscores the confidence we have in our business strategy, our financial performance, and our prospects for 2017 and beyond,” said Ellen Cotter, Chair, President and Chief Executive Officer. “Our Board on March 2, 2017, approved management’s three year business strategy for our Company, which focuses on the continued development of new cinemas in the United States, Australia and New Zealand, the continued improvement of our existing cinemas to elevate the guest experience, presentation and food and beverage program, and the continued re-development of our various real estate assets (including our Union Square and Cinemas 1,2&3 properties in New York City and our Australia and New Zealand Entertainment Themed Centers).    Reading had near record high revenues during the third quarter of 2016 and we remain confident in our future earnings potential as we continue to execute our global cinema strategy and maximize the value in our various real estate projects.”

Dev Ghose, Executive Vice President and Chief Financial Officer, said, "As we previously committed, the Company completed its prior share repurchase program at the end of 2016.  Reading’s continued execution of its strategy is driving solid free cash flows,  which enables us to consider opportunistic stock repurchases while maintaining ample liquidity to drive the growth contemplated by our current business strategy and to continue to make strategic investments in our cinemas and real estate development projects. “

The prior repurchase program was completed at the end of 2016, purchasing 181,739 shares of Class A Non-Voting Common Stock between November 15th and December 29th, at an average price of $15.64 per share.  The newly approved repurchase program will allow Reading to repurchase its Class A Common Shares from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors. All purchases are subject to the availability of shares at prices that are acceptable to Reading, and accordingly, no assurances can be given as to the timing or number of shares that may ultimately be acquired pursuant to this authorization.  The Board’s authorization is for a two year period, expiring March 1,  2019, or earlier should the full repurchase authorization be expended.   The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

The development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed centers  in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the

o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	44 Union Square (http://44unionsquare.com).

•	in Australia, under the

o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Auburn Redyard brand (http://www.auburnredyard.com.au);
o	Cannon Park brand (http://www.cannonparktownsville.com.au); and
o	Newmarket Village brand (http://newmarket-village.com.au).

•	in New Zealand, under the

o	Reading Cinema brand (http://www.readingcinemas.co.nz); and.
o	Courtenay Central brand (http://www.courtenaycentral.co.nz).

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

For a detailed discussion of these and other risk factors, please refer to Reading International’s Annual Report on Form 10-K for the year ended December 31, 2015 and other filings Reading International makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Reading International does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Contacts:

Reading International, Inc.

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

213-235-2240

or

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan or Matthew Gross

212-355-4449